Matthew A. Chambers

+1 202 663 6591 (t)

+1 202 663 6363 (f)

matthew.chambers@wilmerhale.com

October 22, 2013

Lord Abbett Global Fund, Inc.

90 Hudson Street

Jersey City, NJ 07302-3972

Dear Sirs:

You have requested our opinion in connection with your filing of Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A (the “Amendment”) under the Securities Act of 1933, as amended (Amendment No. 46 under the Investment Company Act of 1940, as amended) of Lord Abbett Global Fund, Inc., a Maryland corporation (the “Company”), and in connection therewith your registration of shares of capital stock, with a par value of $.001 each, of the Lord Abbett Emerging Market Corporate Debt Fund (Classes A, C, F, I, R2, and R3), a series of the Company (collectively, the “Shares”).

We have examined the Articles of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Post-Effective Amendment, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, when issued and paid for in cash at net asset value in accordance with the terms set forth in the Amendment, assuming that the number of Shares issued does not exceed the number authorized, will be validly issued, fully paid, and nonassessable.

Wilmer Cutler Pickering Hale and Dorr llp, 1875 Pennsylvania Avenue NW, Washington, DC 20006

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Lord Abbett Global Fund

October 22, 2013

We express no opinion as to matters governed by any laws other than Title 2 of the Maryland Code: Corporations and Associations (2013). We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILMER CUTLER PICKERING HALE
and DORR LLP

By:	/s/ Matthew A. Chambers
Matthew A. Chambers, a partner